Exhibit 99.1

SPEIZMAN INDUSTRIES, INC. VOLUNTARY PETITION FOR BANKRUPTCY

            CHARLOTTE, NC, May 20, 2004 –Speizman Industries, Inc. (OTC Bulletin Board:  SPZN.OB) Speizman Industries, Inc. (the “Company”) today announced that the Company and three of its domestic subsidiaries have filed voluntary petitions with the United States Bankruptcy Court for the Northern District of Georgia (Case No. 04-11540) under Chapter 11 of the United States Bankruptcy Code.  At the present time the Company anticipates that it will operate its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with Sections 1107(a) and 1108 of Chapter 11.  The Company also announced that it is seeking immediate Bankruptcy Court approval of $1,250,000 in debtor-in-possession (“DIP”) financing from the Company’s secured lender, SouthTrust Bank.   The Company intends to use this financing to fund its efforts to seek an orderly sale of all of the Company’s assets.

            The Company does not expect that there will be any value available for distribution to the stockholders of the Company.

            The Company also announced that it has been notified by Pellerin Milnor that this party has terminated its distributorship agreement with the Company’s subsidiary, Wink Davis Equipment Co., Inc., for, among other reasons, failure by Wink Davis to pay amounts owed.

            The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Petition and the motions, pleadings and papers on file with the Bankruptcy Court.